Exhibit 99.2

	PRESS RELEASE	Contact:	Bret J. Eckert
972-562-9473	February 18, 2020		Vice President & CFO

ENCORE WIRE ANNOUNCES DIRECTOR TO RETIRE

McKinney, TX ‑ Encore Wire Corporation (NASDAQ Global Select: WIRE) (the “Company”) announced today that Donald E. Courtney, a director on the Company’s Board of Directors (the “Board”), will retire this year following 31 years on the Board. Mr. Courtney will serve the remainder of his current term on the Board and will not stand for re-election at the Company’s 2020 annual meeting of stockholders.
Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “Don Courtney has been a member of our board since inception in 1989, tirelessly serving on various committees of the Board during his tenure as a director. His experience and leadership helped shape us into the Company we are today. All of us at Encore Wire wish to express our sincere appreciation to Mr. Courtney for his exceptional contributions to the Company over the years.
We have identified an individual that will bring diversity to our board with more information forthcoming in our Proxy filing in March.”
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line.